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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                         FORM 8-A REGISTRATION STATEMENT
                                      UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

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                            RELM WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)


          Nevada                                 3600                       59-3486297
          ------                                 ----                       ----------
(State or Other Jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)        Classification Code Number)       Identification No.)

                             7100 Technology Drive,
                          West Melbourne, Florida 32904
                                 (321) 984-1414
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                -----------------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered
--------------------                         -------------------------------
        NONE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this form relates: __________(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                     Rights
                                     ------
                                (Title of class)

                                      Units
                                      -----
                                (Title of class)

                                    Warrants
                                (Title of class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On December 19, 2002, the Board of Directors (the "Board") of RELM Wireless Corporation (the "Company") authorized the issuance of rights to each owner of the Company's common stock, common stock purchase warrants, options to purchase the Company's common stock or any conversion rights to purchase the Company's common stock (each, an "Equity Holder"). Each of the Registrant's Equity Holders, at the close of business on February 4, 2002 will receive one subscription right for each equity position owned. Each right includes a basic subscription right entitling an Equity Holder to purchase one unit for each right held at a subscription price of $1.01 per unit, which was 90% of the closing bid price of the Registrant's common stock on February 8, 2002. Each Equity Holder may exercise all or any portion of the rights it receives. An Equity Holder may purchase units until 5:00 p.m. on March 4, 2002. Equity Holders fully exercising their rights may elect to subscribe to purchase any and all remaining unsubscribed units, which, if available, will be allocated on a pro-rata basis.

         The Company is offering 2,500,000 units, which, in the event of over subscription, will be sold on a pro-rata basis. The number of units offered may increase to up to 3,000,000 units in the event the units are re-priced. In the event the closing bid price for the Company's common stock on March 4, 2002 is less than $1.01, the unit subscription price shall be reduced to an amount equal to 90% of the closing bid price of the Company's common stock on March 4, 2002, but in no event, less than $0.81 per unit.

         Each unit will consist of one share of the Company's common stock and one common stock purchase warrant. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of 120% of the unit subscription price, subject to adjustment in the event of specified changes in the Company's capitalization and certain other events. The warrants are exercisable beginning on February 12, 2003 until February 12, 2006. The Company can redeem the warrants at any time after February 11, 2003, if the closing price of the Company's common stock is at or above 150% of the exercise price of the warrant for 20 consecutive trading days.

ITEM 2.  EXHIBITS.

         1. Form of Rights Certificate. Incorporated by reference from the Registrant's Form S-1/A, February 8, 2001. File No. 333-75512.

         2. Form of Unit Certificate. Incorporated by reference from the Registrant's Form S-1/A, February 8, 2001. File No. 333-75512.

         3. Form of Warrant Certificate. Incorporated by reference from the Registrant's Form S-1/A, February 8, 2001. File No. 333-75512.

         4. Form of Warrant Agreement between RELM Wireless Corporation and American Stock Transfer and Trust Company, dated February ___, 2002. Form of Rights Certificate. Incorporated by reference from the Registrant's Form S-1/A, February 8, 2001. File No. 333-75512.

         5. Subscription Rights Agreement between RELM Wireless Corporation and American Stock Transfer and Trust Company, dated February 11, 2002. Incorporated by reference from the Registrant's Form S-1/A, February 8, 2001. File No. 333-75512.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RELM Wireless Corporation

February 13, 2002


By:  /s/
   ---------------------------------
     William P. Kelly,
     Executive Vice-President and
     Chief Financial Officer